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Exhibit 11.2

WORLDWIDE SERONO CODE OF BUSINESS CONDUCT

Our Commitment to Integrity

        Serono is dedicated to delivering innovative products that fight debilitating diseases and improve the lives of patients. Our commitment to integrity in everything we do is fundamental to achieving this vision. To achieve our objectives, we will apply the highest legal and ethical standards to all of our business activities. Serono will comply with all applicable laws and expects all employees to do the same. No employee may violate the law on Serono's behalf, or direct anyone else to do so. Serono expects employees to perform their jobs with honesty and integrity. We should always strive to do the right thing.

        This Worldwide Code of Business Conduct sets forth standards that will apply to all Serono companies and employees to ensure a clear framework within which we can work together around the world.

        In addition, employees in those regions that have adopted a supplemental local code of conduct (such as the US) will also follow the local code.

1. Compliance with the Law

        Each employee is expected to be familiar with the law as it applies to his or her work. Each employee has a duty to ensure that his or her conduct fully complies with applicable local laws and Serono policies.

        Due to the complexity of the regulatory framework under which Serono operates, we encourage each employee to check with his or her regional lawyers, when available, or Corporate Legal for assistance in any difficult or sensitive legal matter.

        Violations of laws or policies may expose the employee to appropriate action, up to and including discharge from employment. An individual may also face civil or criminal penalties

2. Conflicts of Interest

        Employees should avoid entering into any situation in which personal or financial interests may conflict with those of the Serono group.

        Employees should not seek or accept any payment, personal gift or entertainment which may improperly influence business judgment or exceed the limits of customary business hospitality.

        Nevertheless a conflict of interest, or the appearance thereof may occasionally arise. In such case inform your supervisor, HR representative or Compliance Officer about the situation so as to take steps to prevent the conflict from compromising Serono's interests.

        Here are a few specific guidelines:

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  Do Not Profit from a Serono Transaction. Do not take advantage of Serono activities for personal gain.

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  Avoid Conflicts with Interests of Family Members. Avoid situations in which the interests of a close relative may clash with the interests of Serono.

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  Avoid secondary employment or outside activities that could have a negative impact on job performance, conflict with Serono job obligations, or diminish Serono's reputation.

3. Use of Serono Property and Information

        Use Serono's resources and property solely for the benefit of the company.

        This includes physical resources as well as intellectual property, intangible assets, and proprietary information.

        Information concerning pricing, products and services being developed, a prospective acquisition or sale, and any other information not generally available to the public, must be held in the strictest confidence.

        Exercise care to prevent inadvertent disclosure and do not use proprietary or confidential information in any way other than as required to perform your job.

        These obligations to protect the confidentiality of Serono's non-public information continue even after separation of employment.

        All files, records, and other information acquired or created in the course of employment are the property of Serono and, like Serono's physical property, must be returned upon separation from Serono.

4. Insider Trading

        Do not trade in Serono stock based on "inside information".

        "Inside information" is material information which an investor would consider important in deciding whether to buy or sell stock Examples of inside information include material information not yet broadly disclosed to the public about findings in clinical trials, revenues or losses, and business deals.

        Do not share inside information with—or give advice ("tipping") about buying or selling Serono stock to—anyone, even close family members.

        Do not post messages about Serono or its competitors or business partners on an Internet "chat room" or message board.

        Based on their position, certain Serono employees are subject to "blackout" periods—for example, immediately prior to release of quarterly financial results—during which they are prohibited from trading in Serono shares. Permissible times to trade are after public disclosures or under a pre-established purchase or sale program.

        Trading on or disclosing inside information about another company is equally forbidden. For example, it is against the law to purchase the stock of a company to which Serono is about to award a major contract.

        Criminal and civil penalties for committing insider trading are severe. For more details please refer to the Serono Policy on Insider Trading posted on the intranet.

        If you have a question about whether the sale or purchase of a security is permissible, contact the Legal Department or the Compliance Officer.

5. Fair Competition

        Serono is committed to compliance with antitrust and fair competition laws.

        Serono and its employees shall under no circumstances (be it under auspices of any trade association or otherwise) engage in any anti-competitive practices such as price-fixing, market sharing or other actions which prevent, restrict or distort competition in violation of applicable antitrust laws.

        Violation of antitrust laws can lead to civil or criminal liability for corporations and individuals.

        To avoid the appearance of improper collusion, Serono employees should not even discuss these topics with a competitor.

        To avoid prohibited restraints on trade, take special care in any type of agreement or understanding that might appear to limit any party's freedom to trade with others or to trade in a particular territory.

        There are lawful ways to enter into certain types of exclusive or limited arrangements, but expert guidance is required. Consult the Legal Department before taking action in any matter that may implicate antitrust laws.

6. Bribery and Kickbacks/ Relationships with Public Officials

        Bribery of public officials or kickbacks by Serono are, of course, prohibited. Avoid giving gifts, favors, or entertainment that might appear to be a bribe or kickback.

        Third parties may not be used to circumvent such prohibition. Employees who help Serono do business with federal, state, or local governments must know and abide by the specific rules and regulations covering relations with public agencies.

        Employees in these roles must conduct themselves in a manner that cannot reasonably give rise to a perception that Serono is attempting to improperly influence public officials in the performance of their duties.

7. Healthcare Laws and Regulations

        As a biotech company Serono must comply with all laws relating to the conduct of business in the pharmaceutical and biotech industries.

        The rules that govern the development, registration, manufacturing, distribution and promotion of Serono's products vary according to region. Similarly, interactions between Serono employees and prescribers, patients, and other customers are subject to differing local laws and standards. For example, in the U.S. Serono has adopted the PhRMA Code on Interactions with Healthcare Professionals.

        Each Serono employee is responsible for understanding and complying with the laws and policies that apply in their region. Further guidance is provided in local codes of conduct and is available from the Legal Department.

8. Reporting Suspected Non-Compliance

        For reporting any inappropriate accounting or auditing matter please refer to the Serono Whistleblower Policy and report the matter to your local compliance officer or if not available in your region to the Group Compliance Officer as described in the policy posted on the Intranet.

        For any other non-compliance issue either with this code or with the law in general, you should contact first your supervisor or your Human Resources Manager. You should also feel free to report to an attorney in the Legal Department or to the local Compliance Officer or the Group Compliance Officer..

        Serono will treat the information in a confidential manner, to the extent possible, to conduct the investigation and to take appropriate actions as a result thereof.

        Serono will not permit any retaliation in any form against an individual who reports in good faith a suspected violation of law or this Code, even if the report is mistaken, or who assists in the investigation of a reported violation.

        Further guidance concerning reporting suspected non-compliance may be available in a local code of conduct.

9. Responsibility and implementation

        Every Serono employee is responsible for following this Code of Business Conduct.

        If you have a question about any part of this Code, or about any other compliance matter, you should ask

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  your supervisor

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  your Human Resources Manager

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  a regional attorney when available or Corporate Legal

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  your local Compliance Officer if available or otherwise the Group Compliance Officer

        The Serono Code of Business Conduct reflects general principles to guide employees in making good decisions at work. The Code cannot, and is not intended to, address every law, policy, or situation.

        In addition, laws and regulations may differ according to region. Therefore it is the responsibility of each General Manager, with the support and guidance of the local Compliance Officer and the Legal Department to ensure that the principles of this Code are applied locally in accordance with local laws and regulations.

        Serono counts on all of us to uphold our shared commitment to honesty and integrity.

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WORLDWIDE SERONO CODE OF BUSINESS CONDUCT
Our Commitment to Integrity
1. Compliance with the Law
2. Conflicts of Interest
3. Use of Serono Property and Information
4. Insider Trading
5. Fair Competition
6. Bribery and Kickbacks/ Relationships with Public Officials
7. Healthcare Laws and Regulations
8. Reporting Suspected Non-Compliance
9. Responsibility and implementation